Exhibit 4.8

FOURTH AMENDMENT TO THE

ENBRIDGE EMPLOYEE SERVICES, INC. EMPLOYEES’ SAVINGS PLAN

(AS AMENDED AND RESTATED GENERALLY EFFECTIVE JANUARY 1, 2019)

Pursuant to Section 10.2 of the Enbridge Employee Services, Inc. Employees’ Savings Plan, as amended (the “Savings Plan”), the Enbridge U.S. Pension Administration Committee (the “Committee”) has reviewed and approved this Fourth Amendment at a meeting of the Committee that was duly called and held on the 26th day of August 2020, at which a quorum was present.

1. Effective as of January 1, 2020, the second paragraph of Section 4.5.1 of the Plan is hereby amended and replaced, in its entirety, with the following new second paragraph of Section 4.5.1:

Contributions will be reduced only to the extent necessary, in the judgment of the Company, to comply with the nondiscrimination tests. The Company will first disallow or restrict future contributions on behalf of Highly Compensated Employees. If that is not sufficient, then Excess Contributions or Excess Aggregate Contributions, as the case may be, will be distributed (to the extent attributable to 401(k) Pre-Tax Contributions or Roth Contributions) to Highly Compensated Employees on the basis of the excess amounts attributable to them as set forth below. Excess Aggregate Contributions (to the extent attributable to non-vested Company Matching Contributions) will be forfeited on the same basis. Determination of the amount of Excess Aggregate Contributions will be made after first determining the amount of any Excess Contributions. Contributions will be reduced first for Highly Compensated Employees with the largest amounts of contributions taken into account under the applicable nondiscrimination test for the Plan Year, beginning with the Highly Compensated Employee with the largest amount of such contributions and continuing in descending order until all the Excess Contributions or Excess Aggregate Contributions have been ascribed to Highly Compensated Employees in accordance with Treasury Regulations Section 1.401(k)-2(b)(2)(iii). For purposes of the preceding sentence, the “largest amount” is determined after distribution of any Excess Contributions or Excess Aggregate Contributions.

2. Effective as of January 1, 2020, the third paragraph of Section 4.5.1 of the Plan is hereby amended and replaced, in its entirety, with the following new third paragraph of Section 4.5.1:

The amount designated by a Highly Compensated Employee to be paid to his 401(k) Pre-Tax Contribution Account or his Roth Contribution Account that is subject to reduction (adjusted for any income or losses attributable thereto) will be designated as an Excess Contribution and paid by the Trustee or the Company, as the case may be, to the Employee as soon as practicable. Any such distribution with respect to an Employee for a Plan Year will be reduced by the amount of any Excess Deferral Amounts previously distributed to such Employee for the Employee’s taxable year ending with or within the Plan Year in which the Excess Contribution arose. In allocating income or losses to Excess Contributions, the Company may use any reasonable method otherwise used by the Plan for allocating gains, earnings and losses to Participants’ Accounts generally, provided such method is used consistently for all Participants and for all corrective distributions under the Plan for the Plan Year. For Plan Years beginning on or after January 1, 2008, the income allocable to Excess Contributions is equal to the allocable gain or loss through the end of the Plan Year.

As amended hereby, the Savings Plan is hereby specifically ratified and reaffirmed in its entirety.

To record this Fourth Amendment, the undersigned member of the Committee and officer of Enbridge Employee Services, Inc., pursuant to the authorization of the Committee, hereby approves, ratifies, confirms and executes the Fourth Amendment on this 31 day of August 2020, to be effective as stated herein.

By:	/s/ Steve Neyland
Steve Neyland,
Vice President Finance & Business Partners on behalf of the Enbridge U.S. Pension Administration Committee

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